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                                                               Exhibit 10(z)


June 4, 2003



Ms. Rosemary L. Klein
1203 Equestrian Way
St. Louis, MO 63026


Dear Rosemary:

It is a pleasure to confirm our offer of employment with Solutia Inc. as Assistant General Counsel in our Law department. You will report to Jeff Quinn and be located at our World Headquarters in St. Louis, Missouri. Your anticipated start date is June 16, 2003.

COMPENSATION
------------

Your starting annual base salary will be $165,000 and your grade level in the management series will be 83. Also, Solutia has a Management Incentive Program that was designed to align our pay elements with industry practice and provide a competitive program that rewards employees for outstanding results. There are two components:

o  The Annual Incentive Plan
o  The Long Term Incentive Opportunity

THE ANNUAL INCENTIVE PLAN is funded by enterprise results. Your own award will depend on enterprise and personal results. Your annual plan target is 20% of base pay.

Funding of these awards can range from 0 to 2x target awards. Please note that your cash incentive award for the current year will be paid out in March of next year and will be based on the number of months you are actually employed during the year. Cash payments under this plan will be "eligible pay" for pension and savings plan purposes.




THE LONG TERM INCENTIVE OPPORTUNITY will be in the form of Solutia stock options. Normally, option grants are made annually based on your performance. As a grade 83, you target grant is 10,000 option shares. As a new hire, you will receive 10,000 options upon approval by the Solutia Compensation Committee.

I suggest you contact our Compensation Manager, Nick Wehmeier, at 314-674-4229 with any questions.

BENEFITS
--------

Enclosed is a copy of the Solutia benefits brochure. I believe you will find Solutia's plans to be excellent and very flexible. If you should have some specific questions that are not answered by the benefits brochure, please feel free to call Hewitt and Associates, our benefits administrator, at 1-888-726-8616. Press *0# and a Benefits Representative will be able to assist you.

Your personal savings can be significantly increased by participation in our Solutia Savings and Investment Plan. Our plan allows you to contribute up to 16% of your base pay. The company matches 60% of the first 8% of your contributions. You will be eligible to contribute to the Solutia's Savings and Investment Plan immediately upon employment. The company match will also begin when you commence contributions. If your and the company's contributions exceed the legally defined limitations for qualified savings plans, a non-qualified supplemental plan is available to allow continued contributions. If you should potentially qualify for this arrangement, we will be happy to discuss this supplemental plan with you in more detail.

You will be eligible to participate in Solutia's retirement benefit program. This is an innovative cash balance plan that provides you enhanced portability and financial flexibility over your career. Details are also described in the benefits booklet.

You will be entitled to 3 weeks of vacation on an annualized basis.

If you are terminated without Cause (as hereinafter defined) you shall receive an amount equal to six months of your annual base salary as of the date of termination if this termination occurs within one year of your start date. If you are terminated without Cause between the one year anniversary and the two year anniversary of your start date, you shall receive an amount equal to three months of your annual base salary as of the date of termination. If you are terminated without Cause on or after the second anniversary of your start date, you shall receive the regular Solutia Separation Pay Plan in effect at the time of your termination. If you are terminated without Cause, Solutia shall pay for the costs of continuing coverage of your medical

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benefits per the guidelines of the Solutia Separation Pay Plan in effect.

"Cause" shall be defined as (i) the willful and continuous failure by you to substantially perform your duties with Solutia (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by Solutia which specifically identifies the manner in which Solutia believes that you have not substantially performed your duties; ii) gross misconduct or gross negligence by you; or (iii) your conviction or the entering of a plea of guilty or nolo contendere to the commission of a felony.

CONTINGENCIES
-------------

Please note that this offer is contingent on your signing our standard employment agreement at the time you report for work (sample enclosed). To the extent that the contents of this letter modify or add to the standard contract, the letter will control.

Per U.S. Immigration and Naturalization Service guidelines, this offer is contingent upon your being able to verify that you can legally work in the U.S. Similarly, future employment is dependent upon your being able to maintain that legal status. Enclosed is an outline of documents you may use to verify your INS status. IT IS MANDATORY THAT YOU BRING APPROPRIATE IDENTIFICATION YOUR FIRST DAY OF EMPLOYMENT.

Solutia has a policy, in line with the Americans with Disabilities Act, of conducting a pre-employment drug screen of all new and returning employees. The drug screen is at Company expense, and can only be scheduled after an offer is made and accepted. THE DRUG SCREEN MUST BE COMPLETED PRIOR TO EMPLOYMENT, AND MUST HAVE A NEGATIVE TEST RESULT. Instructions for scheduling the drug screen are enclosed.

Solutia also completes a standard background check on candidates prior to employment to verify information such as education credentials, criminal record and prior employment. This will supplement any references that we have already completed. THIS OFFER IS CONTINGENT UPON A SUCCESSFUL COMPLETION OF THE BACKGROUND CHECK.

I believe I have covered all of the pertinent points but, if you have additional questions, please do not hesitate to call either Jeff Quinn at 314-674-2126 or me at 314-674-7683.

If you find this offer acceptable, please sign and date both copies of the offer letter and indicate your start date. Send one copy to me in the enclosed envelope and retain the other copy for your files. Please respond to this offer no later than June 10, 2003.

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Rosemary, we hope that the opportunity we provide and the vision we stand for will encourage you to become an integral part of the Solutia team. We are looking forward to working with you.


Sincerely,

/s/ Mark Dryer
--------------
Mark Dryer
Human Resources Manager

cc: Jeff Quinn

Enclosures:

FOR RETURN TO STAFFING VIA FEDERAL EXPRESS:
         Offer letter (retain one copy)

FOR YOUR ACTION:
         Drug Screen Instructions

FOR YOUR REVIEW:
         Benefits Brochure
         Solutia Professional Contract
         INS Document Guidelines

ACCEPTANCE:

/s/ Rosemary L. Klein          June 5, 2003              June 16, 2003
---------------------          ------------              -------------
Rosemary L. Klein                  Date                   Start Date


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